UNITED STATES

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Hologic, Inc.

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For Immediate Release

Contact:	Glenn P. Muir	Frances Crecco
	Executive Vice President & CFO	Director, Investor Relations
	Hologic, Inc.	Hologic, Inc.
	(781) 999-7300	(781) 999-7377

HOLOGIC ANNOUNCES TWO-FOR-ONE STOCK SPLIT

(Special Meeting of Stockholders to be Held to Increase Authorized Shares)

BEDFORD, MA, (September 23, 2005) – Hologic, Inc. (NASDAQ: HOLX), a leading provider of diagnostic imaging and state-of-the-art digital imaging systems directed towards women’s health, today announced that its Board of Directors has approved a two-for-one stock split, to be effected in the form of a stock dividend, subject to stockholder approval of a proposed amendment to the Certificate of Incorporation of the Company to increase the number of shares of Common Stock the Company has the authority to issue from 30.0 million to 90.0 million shares.

Hologic will seek approval of the amendment to its Certificate of Incorporation to increase the number of authorized shares of Common Stock at a Special Meeting of Stockholders tentatively scheduled to be held on November 15, 2005 for stockholders of record on September 30, 2005. The record date and stockholder meeting date are tentative until the Company’s definitive proxy statement is finalized and mailed to stockholders, which is expected to take place in early October. Subject to receiving such stockholder approval, the record date for the stock split will be November 16, 2005 and the payment date will be November 30, 2005. On the payment date, it is expected that the transfer agent will mail certificates representing one additional share for each share held on November 16, 2005. Should stockholder approval be obtained, the stock split will increase the number of shares of Common Stock outstanding from approximately 22.1 million to approximately 44.2 million shares.

About Hologic

Hologic Inc. is a leading developer, manufacturer and supplier of medical imaging systems dedicated to serving the healthcare needs of women, and a leading developer of state-of-the-art digital imaging technology for general radiography and mammography applications. Hologic’s core business units are focused on osteoporosis assessment, mammography and breast biopsy, direct-to-digital X-ray for general radiography applications and mini C-arm imaging for orthopedic applications. For more information visit www.hologic.com.

Additional Information and Where to Find It

In connection with the proposed amendment to the Company’s Certificate of Incorporation, the Company will be filing a proxy statement with the Securities and Exchange Commission. Investors and security holders are advised to read such proxy statement when it becomes available because it will contain important information. Information regarding the interests of the participants in the solicitation of proxies will be described in the proxy statement. Investors and other security holders can obtain copies of the proxy statement free of charge when it becomes available by directing a request to Hologic, Inc., 35 Crosby Drive, Bedford, MA 01730, Telephone (781) 999-7300. You may also obtain free copies of the proxy statement when it becomes available by accessing the SEC’s website at http://www.sec.gov.

Forward Looking Disclaimer

This News Release contains forward-looking information that involves risks and uncertainties, including statements about the special meeting of stockholders and the payment of the two-for-one stock split. These forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those anticipated. Actual results could differ materially from Hologic’s current expectations as a result of numerous factors, including the risk that the stockholders do not approve the amendment to the Company’s Certificate of Incorporation, in which case the stock split would not occur. Other factors that could adversely affect Hologic’s business and prospects are described in Hologic’s filings with the Securities and Exchange Commission. Hologic expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in Hologic’s expectations or any change in events, conditions or circumstances on which any such statement is based.